Exhibit 99.1

ContraVir Pharmaceuticals to Present at The MicroCap Conference 2017

Edison, NJ., October 3, 2017- ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today it will be featured as a presenting company at The MicroCap Conference, held in New York City on October 5, 2017.

James Sapirstein, Chief Executive Officer, of ContraVir will provide an overview of the Company’s business and will be available to participate in one-on-one meetings with investors who are registered to attend the conference.

Event:  The MicroCap Conference

Date:  October 5, 2017

Time:  11:00 — 11:30AM (Eastern Time)

Location:  The Essex House

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™ currently in Phase 2, is designed to deliver high intrahepatic concentrations of TFV, while minimizing off-target side-effects caused by high levels of circulating TFV. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine™, an orally available nucleoside analogue prodrug; Valnivudine™ is currently in Phase 3 for the treatment of herpes zoster. In addition to direct antiviral activity, Phase 2 data suggest that Valnivudine™ has the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN). For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028